FOR IMMEDIATE RELEASE

October 18, 2006
For further information contact:
Mr. C. Steven Sjogren
President and Chief Executive Officer
Ben Franklin Financial, Inc.
(847) 398-0990

                          BEN FRANKLIN FINANCIAL, INC.
                     ANNOUNCES COMPLETION OF REORGNAZIATION
                               AND MINORITY STOCK
                                    OFFERING

Arlington Heights, Illinois, October 18, 2006 - Ben Franklin Financial, Inc. (the "Company"), the newly formed holding company of Ben Franklin Bank of Illinois (the "Bank"), announced that it completed its mutual holding company reorganization and minority stock offering on Wednesday, October 18, 2006. The Company sold 892,688 shares of common stock at $10.00 per share in a subscription offering. Such shares represent 45% of the Company's outstanding shares. The remaining 1,091,062 shares were issued to Ben Franklin Financial, MHC, the newly formed mutual holding company parent of the Company. Shares of the Company are expected to begin trading on Thursday, October 19, 2006, on the OTC Bulletin Board under the symbol "BFFI.OB."

The offering was oversubscribed by eligible account holders of the Bank as of March 31, 2005. Accordingly, the orders of eligible account holders were filled in accordance with the allocation procedures set forth in the Bank's Plan of Mutual Holding Company Reorganization and Stock Issuance. The orders of other subscribers, other than the Company's Employee Stock Ownership Plan, will not be filled.

Keefe, Bruyette & Woods acted as financial advisor to the Company in connection with the offering and managed the subscription offering. Luse Gorman Pomerenk & Schick, P.C. acted as special counsel to the Company.

Ben Franklin Bank of Illinois operates from its main office in Arlington Heights, Illinois, and two full-service branch offices located in Cook County, Illinois.

Forward Looking Statements

Certain statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions, are considered forward-looking statements. These forward-looking statements include: statements of our goals, intentions and expectations; statements regarding our business plans and prospects and growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual
outcome   of   future   events:    significantly   increased  competition  among
depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; general economic conditions, either nationally or in our market areas, that are worse than expected; adverse changes in the securities markets; legislative or regulatory changes that adversely affect our business; our ability to enter new markets successfully and take advantage of growth opportunities; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and changes in our organization, compensation and benefit plans. Additionally, other risks and uncertainties are described in the Company's registration statement. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.